PRESS RELEASE

Contact:	Suzanne Booher,
Facilities/Security Manager
Phone:	717-436-3211
Fax:	717-436-7551
Email:	suzanne.booher@jvbonline.com
Web:	www.jvbonline.com
Date:

JUNIATA VALLEY FINANCIAL CORP. MAKES SPECIAL ANNOUNCEMENT:

Mifflintown, PA — Juniata Valley Financial Corp. (OTCBB: JUVF) is pleased to announce that its bank subsidiary, The Juniata Valley Bank, has agreed to purchase the Richfield, Pennsylvania community office of the Mifflinburg Bank and Trust Company, a subsidiary of Mifflinburg Bancorp (OTCBB: MIFF). This transaction includes approximately $22.0 million in deposits and $4.4 million in loans outstanding as of March 31, 2006. Pending regulatory approvals and other customary conditions, the anticipated completion of ownership transfer is expected during the third quarter of 2006.

Commenting on the announcement, Fran Evanitsky, President and Chief Executive Officer, said, “We are very excited to announce this transaction, which evidences Juniata’s continuing growth as a community bank. The acquisition of the Richfield office of Mifflinburg Bank will further expand our presence in Juniata County, Pennsylvania and integrates nicely with our current franchise.” Evanitsky added that Juniata Valley expects to retain the current Richfield community office employees in their present positions.

Jeffrey Kapsar, President and Chief Executive Officer of Mifflinburg Bank & Trust stated, “This transaction is part of our strategic plan to focus on our core customer base in our market area. The sale of this office to The Juniata Valley Bank will allow the customers of Richfield to continue banking with a quality community bank.”

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is a $409 million bank headquartered in Mifflintown, Pennsylvania, with eleven community offices located in Juniata, Mifflin, Perry and Huntingdon counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.

This news release may contain forward-looking statements regarding Juniata Valley Financial Corp., as defined in Section 21E of the Securities Exchange Act of 1934. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These risks include our ability to successfully complete the acquisition of the Richfield office. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Juniata Valley Financial Corp.’s filings with the Securities and Exchange Commission.